Exhibit 10.1
XETA TECHNOLOGIES, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
XETA Technologies, Inc. (hereinafter the “Company”) hereby adopts the XETA Technologies, Inc. Executive Change in Control Severance Plan (the “Plan”), effective upon the date the Board adopts the Plan.
ARTICLE 1
DEFINITIONS
1.1 “Annual Cash Compensation” means the Participant’s Base Salary plus the annual cash incentive as established by the Board. If annual cash incentive has not been established, the Annual Cash Compensation will mean the Participant’s Base Salary plus the greater of (i) the annual cash incentive earned by the Participant, excluding commissions, in the preceding fiscal year or (ii) the average of the annual cash incentive earned by the Participant, excluding commissions, over the three consecutive fiscal years of the Company immediately preceding the Employment Termination Date (or, if the Participant has been employed for fewer than three fiscal years by the Company, the average of all annual cash incentive earned by the Participant, excluding commissions, for the fiscal years immediately preceding the Employment Termination Date).
1.2 “Base Salary” means the Participant’s annual gross salary before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, commissions, incentive compensation, deferred compensation, employee benefits, expense reimbursements or any other non-salary form of compensation being received by a Participant.
1.3 “Board” means the Board of Directors of the Company.
1.4 “Cause” means (a) the conviction of the Participant for any felony involving dishonesty, fraud or breach of trust, (b) intentional disclosure of company’s confidential information contrary to companies policies, (c) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty, (d) the willful and continued failure to substantially perform your duties for company (other than as a result of incapacity due to physical or mental illness); or (d) the willful engagement by the Participant in gross misconduct in the performance of his or her duties that materially injures the Company. For purposes of this paragraph, and act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of company. “Cause” also includes any of the above grounds for dismissal regardless of whether company learns of it before or after terminating your employment.
1.5 “Change in Control” means the occurrence of any of the following after the Effective Date:
(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company.
(b) A majority of the Board ceases to be comprised of “Incumbent Directors.” The term “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination).
(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the consolidated assets of the Company (each, a “Business Combination Transaction”) immediately after which the Voting Stock of the Company outstanding immediately prior to such Business Combination Transaction does not continue to represent (either by remaining outstanding or by being converted into Voting Stock of the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or any parent of such entity), at least 50% of the combined voting power of the then outstanding shares of Voting Stock of (i) the entity surviving, resulting from, or succeeding to all or substantially all of the Company’s consolidated assets as a result of, such Business Combination Transaction or (ii) any parent of any such entity (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries). The term “Voting Stock” means securities entitled to vote generally in the election of Directors.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.
1.7 “Company” means XETA Technologies, Inc., an Oklahoma corporation and any Successor, whether the liability of such Successor under the Plan is established by contract or occurs by operation of law.
1.8 “Effective Date” means the date on which the Plan is adopted by the Board.
1.9 “Employment Termination Date” means the date on which the employment relationship between the Participant and the Company and its Subsidiaries is terminated due to an Involuntary Termination.
1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.11 “Good Reason Event” means the occurrence of one or more of the following events or conditions after the occurrence of a Change in Control:
(a) the Company removes the Participant from, or fails to re-elect or appoint the Participant to, any duties or position with the Company that were assigned or held by the Participant immediately before the occurrence of the Change in Control, except that a nominal change in the Participant’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;
(b) the Company or a Subsidiary assigns to the Participant any duties inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company or a Subsidiary in effect immediately before the occurrence of the Change in Control;
(c) the Company takes any action that results in a material diminution of the Participant’s position, authority, duties or responsibilities with the Company or a Subsidiary in effect immediately before the occurrence of the Change in Control, or otherwise takes any action that materially interferes therewith;
(d) the Company materially reduces the Participant’s Base Salary or the Participant’s Annual Cash Compensation as in effect immediately prior to such reduction;
(e) the Company or a Subsidiary relocates the Participant’s principal workplace to an area that is located outside of a radius of 50 miles from the location of the Participant’s principal workplace immediately prior to the Change in Control; or
(f) the Company fails to honor any provision of this Plan which failure has a material adverse effect on the Participant.
1.12 “Involuntary Termination” means the termination of a Participant’s employment relationship with the Company and each Subsidiary (a) by the Company or a Subsidiary for any reason other than Cause, or (b) by the Participant on account of a Good Reason Event. For purposes of the Plan, a Participant’s termination will not be considered to be on account of a Good Reason Event unless the Participant terminates employment no more than 30 days following such Good Reason Event. A Participant shall not be deemed to have incurred an Involuntary Termination by reason of the transfer of the Participant’s employment between the Company and any of its Subsidiaries, or among Subsidiaries. The Plan Administrator shall determine, in its sole discretion, whether a Participant’s termination of employment from the Company or any Subsidiary constitutes an Involuntary Termination. For purposes of the Plan, a Participant will not be considered to have terminated his or her employment relationship unless the termination of employment qualifies as a Separation from Service.
1.13 “Participant” means an employee of the Company or a Subsidiary who is identified by the Board as a participant in the Plan pursuant to Section 2.2 of the Plan.
1.14 “Plan” means the XETA Technologies, Inc. Executive Change in Control Severance Plan, as set forth herein and as amended from time to time.
1.15 “Plan Administrator” means the Company; however, the Company may designate any individual or a committee to administer the Plan in accordance with the provisions of Article 7.

1.16 “Release” means the Release Agreement in substantially the form attached hereto as Exhibit A and made a part hereof for all purposes.
1.17 “Subsidiary” means a corporation, partnership, limited liability company or other entity in which the Company owns directly or indirectly more than 50% of the outstanding shares of voting stock or other voting interest.
ARTICLE 2
ELIGIBILITY
2.1 Individuals eligible to participate in the Plan shall be limited solely to employees of the Company or any Subsidiary.
2.2 The Board, in its sole discretion and from time to time, shall determine which employees of the Company or any Subsidiary are participants in the Plan. The Board shall have the sole discretion to add or remove individuals as Participants in the Plan.
ARTICLE 3
SEVERANCE BENEFITS
3.1 Subject to Article 4 and Section 10.8 of the Plan, upon an Involuntary Termination within one year following the date of a Change in Control, a Participant shall be entitled to the following benefits:
(a) A single sum cash payment equal to a multiple of the Participant’s Annual Cash Compensation, but in any case, not exceeding four times the Participant’s Base Salary. The multiples are determined by the Participant’s position at the Company as follows:
a.	One and one-half times for the Chief Executive Officer of the Company
b.	One times for other Participants as defined in Section 1.13
(b) For a period of twelve (12) months following the Participant’s Employment Termination Date (“Continuation Period”), the Company shall reimburse the Participant for the cost to continue on behalf of the Participant and his or her dependents and beneficiaries basic life insurance, medical, dental, vision and hospitalization benefits (including any benefit under any individual benefit arrangement that covers medical, dental or hospitalization expenses not otherwise covered under any general Company plan) provided (x) to the Employee at any time during the 120-day period prior to the Participant’s Employment Termination Date or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b) during the Continuation Period shall be no less favorable to the Participant and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) or (y) above. Notwithstanding anything else to the contrary in this Section 3.1(b), if any benefits provided to the Participant by the Company under this Section 3.1(b) are taxable to the Participant, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Participant pursuant to this Section 3.1(b) during the six month period following the date of termination of employment shall be limited to the amount specified by Internal Revenue Code §402(g)(1)(B) for the year of the date of termination of employment (e.g. $16,500 in 2010). The Participant shall pay the cost of any benefits that exceed the amount specified in the prior sentence during the six-month period following the date of termination. The Company shall reimburse the Participant for all expenses paid by the Participant for such coverage on the first business day that is more than six months following termination of employment. The reimbursement of the cost of disability insurance, life insurance, the reimbursement of the cost of taxable medical, dental, vision and hospitalization benefits after the end of the period during which the Participant would be entitled to continuation coverage under the Company’s group health plan under Section 4980B of the Code (COBRA), and the reimbursement of any other taxable benefits provided under this Section 3.1(b), shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit. If the basic life insurance coverage cannot be continued through the end of the Continuation Period due to restrictions in the general Company plan, in lieu of coverage, the Company will make a payment to the Participant equal to 125% of the effective annual premium upon the Participant’s Employment Termination Date.

3.2 No benefits shall be payable under this Plan due to termination of employment on account of (i) death, (ii) disability, (iii) voluntary termination not for Good Reason Event, (iv) involuntary termination for Cause, and (v) any other termination of employment not considered to be an Involuntary Termination of Employment, within one year following the date of the Change in Control.
3.3 Benefits under the Plan shall not be taken into account as compensation for purposes of determining contributions or benefits under any other employee benefit plan of the Company or a Subsidiary. In addition, Benefits under the Plan shall be reduced by any severance, termination or similar payments payable to a Participant pursuant to any employment, change in control, severance or similar agreement with the Company or a Subsidiary.
ARTICLE 4
TIME OF SEVERANCE PAYMENT
4.1. Subject to Sections 4.2 and 10.8 of the Plan, the Company shall provide to the Participant the benefits described in Section 3.1(a) commencing on the 60th day after the date of the Participant’s Involuntary Termination.
4.2 If the Participant fails to furnish an executed Release, or if the Release furnished by the Participant has not become effective and irrevocable by the date payment of benefits is to otherwise commence under Section 4.1, the Participant shall not be entitled to any benefits described in Section 3.1(a) of the Plan and any benefits which commenced on the Participant’s Employment Termination Date under Section 3.1(b) shall cease and the Participant shall no longer be eligible to receive such benefits.
ARTICLE 5
LIMITATION ON PAYMENT OF BENEFITS
Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Article will not of itself limit or otherwise affect any other rights of the Participant under Plan. In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Article, the Company will effect such reduction by first reducing the benefits described in Section 3.1(a), then, to the extent necessary, by reducing the benefits described in Section 3.1(b).
ARTICLE 6
UNFUNDED ARRANGEMENT
The plan is unfunded, and all benefits payable hereunder will be paid, as needed, from the general assets of the Company. The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are unsecured creditors of the Company with respect to their Plan benefits, and the Plan constitutes a promise by the Company to make benefit payments in the future to eligible Participants. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to a trust or shall be pledged in any way for the performance of the Company’s obligations under the Plan which would remove such assets from being subject to the general creditors of the Company.

ARTICLE 7
ADMINISTRATION OF THE PLAN
7.1 The Plan Administrator shall have the full power and authority to administer the Plan, carry out its terms and conditions and effectuate its purposes. The Plan Administrator shall be the “named fiduciary,” as such term is defined in ERISA, of the Plan, with responsibility for administration of the Plan.
7.2 The Plan Administrator shall serve without compensation for its services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of duties as the Plan Administrator.
7.3 The Plan Administrator shall keep all individual and group records relating to participants and former participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).
ARTICLE 8
AMENDMENT OR TERMINATION
The Board reserves the right to amend or terminate the Plan at any time and in any manner without the consent of any affected individual, which right includes, without limitation, the right to change the individuals who are eligible to participate in the Plan from time to time. Notwithstanding the foregoing, (i) for a period of one year following a Change in Control, the Plan may not be terminated or amended in any manner adverse to any eligible Participant without the written consent of each affected Participant and (ii) any amendment to or termination of the Plan will not adversely affect the benefits otherwise payable to a Participant whose Employment Termination Date occurred prior to the date of such amendment or termination.
ARTICLE 9
CLAIMS PROCEDURES
9.1 Claim for Benefits. When a Benefit is due, a Claimant may submit a claim for Benefits to the office designated by the Plan Administrator to receive claims. For purposes of this Article, “Claimant” means a Participant or an authorized representative of a Participant who makes a claim for Benefits under the Plan.
9.2 Deadline for Notifications of Claim Determinations. If a Claimant’s claim for Benefits under the Plan is denied in whole or in part, the Plan Administrator will provide to the Claimant a written notice of the claim decision within 90 days of receipt of the claim. This 90-day period may be extended one time by the Plan Administrator for up to 90 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 90-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.
9.3 Contents of Notices of Claims Denials. When a claim is denied (an adverse determination) in full or in part, the Plan Administrator will provide the Claimant a written or electronic notification of the denial within the time frame specified in Section 9.2. This notice will:
(a) explain the specific reasons for the adverse determination;
(b) reference the specific Plan provisions on which the adverse determination is based;

(c) provide a description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and
(d) provide a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse claims determination on review.
9.4 Appeals of Denied Claims. The Claimant will have 60 days after receiving the notice that the Claimant’s claim is denied to appeal the adverse determination in writing to the Plan Administrator. The Claimant may submit written comments, documents, records, and other information relevant to the claim, and such information will be taken into account during the review, without regard to whether it was submitted or considered in the initial claim determination. In addition, the Claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim. If no appeal of the adverse determination is made in writing to the Plan Administrator within 60 days after the Claimant’s receipt of the notice of denial, the denial of the claim is final.
9.5 Deadlines for Notifications of Appeals Determinations. The Administrator will notify the Claimant of its determination on review of an adverse claim determination within a reasonable period of time, but not later than 60 days from receipt of a request for review of the adverse determination. This 60-day period may be extended one time by the Plan Administrator for up to 60 days, provided that the Plan Administrator notifies the Claimant, prior to the expiration of such 60-day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.
9.6 Contents of Notices of Final Claims Determinations. Notice of the Plan’s claims decision will be given in writing or electronically. If the Claimant’s claim is denied in whole or in part the notification will include:
(a) the specific reasons for the denial;
(b reference to the specific Plan provisions on which the decision was based;
(c) a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim; and
(d) a statement of the Claimant’s right to bring a civil action in court under section 502(a) of ERISA.
ARTICLE 10
MISCELLANEOUS
10.1 Tax Withholding. The Company will calculate the deductions from the amount of the benefit otherwise payable under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.
10.2 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees, which gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to discharge any employee at any time or to interfere with the employee’s right to terminate his or her employment at any time.
10.3 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
10.4 Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
10.5 Severability. If any provision of the Plan is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

10.6 Successors. This Plan shall be binding upon and inure to the benefit of the Company and any of its successors or assigns. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Plan and (ii) to agree to perform or to cause to be performed all of the obligations under this Plan in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred.
10.7 Assignment; Binding Effect. This Plan shall be binding upon any Successor. The Company shall not assign any of its obligations under the Plan unless (a) such assignment is to a Successor, and (b) the requirements of Section 10.6 are fulfilled.
10.8 Compliance with Section 409A of the Code. Deferred Compensation. It is intended that benefits payable hereunder, whether in form or operation, do not constitute “deferred compensation” within the meaning of Code Section 409A and therefore, the benefits are intended to be exempt from the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder.
(a) Benefits that are not intended to constitute deferred compensation. With respect to benefits payable hereunder that are not intended to constitute deferred compensation within the meaning of Code Section 409A, (i) to the extent necessary and permitted under Code Section 409A, the Company is authorized to amend this Plan so that the Plan as modified and the benefits payable under the modified Plan, remain exempt from the requirements applicable to deferred compensation under Code Section 409A of the Code (ii) the Committee shall take no action otherwise permitted under the Plan to the extent such action shall cause such benefits to be treated as deferred compensation within the meaning of Code Section 409A. The Plan Administrator, in its sole discretion, shall determine to what extent if any, this Plan shall be required to be so modified. Notwithstanding any provision to the contrary, such modification shall be made without prior notice to or consent of Participants.
(b) Benefits that constitute deferred compensation. With respect to benefits payable hereunder that constitute deferred compensation within the meaning of Code Section 409A by form or operation (including, but not limited to, benefits referenced under paragraph (a) above that the Plan Administrator determines is a form of deferred compensation), (i) to the extent necessary the Company is authorized to amend this Plan so that the Plan as modified and the benefits payable under the modified Plan, complies with the requirements applicable to deferred compensation under Code Section 409A and (ii) the Plan Administrator shall take no action otherwise permitted under the Plan to the extent such action shall cause benefits payable herunder to no longer comply with the requirements applicable to deferred compensation under Code Section 409A. The Plan Administrator, in its sole discretion, shall determine to what extent if any, this Plan shall be required to be so modified. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participants.
(c) Treatment of specified employees. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s benefits are to be paid or provided on account of the Participant’s Separation from Service (for reasons other than death) and such benefits constitute “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s benefits that would otherwise be paid or provided during the six-month period commencing on the Participant’s Separation from Service shall be paid or provided as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).
10.9 Governing Law. The provisions of the Plan shall be governed by the laws of the State of Oklahoma and, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Participants under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Oklahoma to resolve any and all issues that may arise out of or relate to the Plan.

XETA TECHNOLOGIES INC.
By:	/s/ Greg Forrest
Title: President and CEO

Exhibit A
XETA TECHNOLOGIES, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
RELEASE AGREEMENT
This RELEASE is executed by  _____  (the “Employee”) in consideration of the severance benefits provided under the XETA Technologies, Inc. Executive Change in Control Severance Plan (the “Plan”), and as a condition to the receipt of such benefits. For purposes of this Release, the term “Company” means XETA Technologies, Inc. and any Successor (as defined in the Plan).
NOW THEREFORE, the Employee provides the following release:
1. Release by Employee. I,  _____, on behalf of myself and my heirs and assigns, in consideration of the Company’s payment of the severance benefits in the amount of $                     (less any amounts that the Company is required to withhold under applicable laws) and the welfare benefits described in Section 3.1(b) of the Plan to be furnished to me pursuant to the Plan, the sufficiency of which is hereby acknowledged, and as a material inducement to the Company to enter into this Release hereby release and forever discharge the Company, and its directors, officers, shareholders, partners, representatives, agents, employees, predecessors, successors, affiliates, divisions, subsidiaries and related entities and their respective directors, officers, shareholders, agents, representatives and employees, from all claims of any nature whatsoever waivable by applicable law, from the beginning of time to the date of the execution of this Release, known or unknown, suspected or unsuspected, including but not limited to all claims arising out of, based upon, or relating to my employment with the Company, or compensation for that employment. I understand that the consideration provided for in the Plan exceeds anything of value to which I am already entitled without the Plan.
Without limiting the generality of the foregoing, I understand and agree that this Release includes, but is not limited to, claims based on or relating to: (a) any express or implied employment contract; (b) wrongful discharge; (c) termination in breach of public policy; (d) age discrimination under the Age Discrimination in Employment Act of 1967, as amended; (e) claims of discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or any other law which prohibits discrimination based on race, color, age, ancestry, national origin, sex, sexual orientation, religion, mental or physical disabilities, or marital status; (f) any other federal, state or local laws or regulations prohibiting employment discrimination; (g) personal injury, defamation, assault, battery, invasion of privacy, fraud, intentional or negligent misrepresentation of fact, intentional or negligent infliction of emotional distress, or false imprisonment; (h) claims for additional wages, compensation, severance pay or bonuses; and (i) claims for attorneys’ fees or costs.
I UNDERSTAND THAT THIS RELEASE COVERS BOTH CLAIMS THAT I KNOW ABOUT AND THOSE THAT I MAY NOT KNOW ABOUT.
2. Additional Issues Associated with Scope of Release. I understand that I am only waiving those claims that I have as of the date I sign this Release, and not any claims that might arise in the future. I also understand that this Release does not release or discharge claims that are not waivable by applicable law. Also excluded from the scope of this Release are any rights I have to any vested benefits under the Company’s benefit plans, including but not limited to the Company’s 401(k) Plan. Further, nothing in this Release prohibits me from filing a charge with the EEOC or participating in an investigation or proceeding of the EEOC. However, I am waiving the right to any personal monetary recovery or other personal relief should the EEOC or any other agency pursue alleged charges in part or entirely on my behalf.
3. No Knowledge of Legal Violations. I further assert that during my employment with the Company and activities regarding any company or organization affiliated with the Company, that I have no information or knowledge of any legal irregularity, violation, or alleged violation of any law, regulation, statute, or ordinance of any kind resulting from the operations of the Company, or any other company or organization affiliated with the Company. I have never reported any such irregularity or violation to any superior with respect to the Company or any company or organization affiliated with the Company.
4. Advisement to Consult with an Attorney and Forty-five (45) Day Review Period. I acknowledge that I am hereby advised in writing to consult with an attorney prior to executing this Release to discuss the contents of this document and its meaning. I understand that I have forty-five (45) days after receiving this Release to consider this waiver and release of my rights. I understand the terms and conditions of this Release in full, agree to abide by this, and knowingly and voluntarily execute it without hidden reservations.

i

5. Seven (7) Day Revocation Period. I understand that I will have seven (7) days after I sign this Release during which I can revoke my signature and cancel my acceptance of the benefits under the Plan for any reason, and that this Release shall not become effective or enforceable until after this revocation period has expired. I understand that I may revoke or rescind this Release by providing written notice of revocation to the Company’s General Counsel, [name, address, fax number], within the 7-day revocation period. I understand that I will not be entitled to any severance benefits under the Plan until the end of the 7-day revocation period.
6. Governing Law. The provisions of the Plan and this Release shall be governed by the laws of the State of Oklahoma and, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Participants under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Oklahoma to resolve any and all issues that may arise out of or relate to the Plan or this Release.
7. Continuing Obligations After Separation from Employment. I agree that before and after my separation from employment, I will continue to abide by any Company policies and procedures relating to confidentiality, inventions, non-disclosure and/or other employment obligations that survive the termination of my employment. I agree that I will continue to be bound by all post-employment obligations as required by the Company’s policies and procedures or as required in any other written agreement between myself and the Company. I agree that the Plan and this Release do not affect or diminish in any manner any of my post-employment obligations to the Company, including, but not limited to, those specifically described within this Release.
8. Entire Agreement. I understand that the Plan and this Release contain the entire agreement and understanding between me and the Company regarding my employment and separation from that employment and that no other covenants or promises have been made except those contained in the Plan and this Release. The Plan and this document supersede all other agreements and arrangements between the Company and me, whether written or oral.
9. Attorneys’ Fees. I further agree I am fully responsible for any attorneys’ fees incurred by me in consulting with an attorney of my choice in connection with my review or execution of this document.
10. Severability. I agree that should any court or arbitrator determine that any clause, sentence, provision, paragraph, or part of this Release is illegal, invalid, or unenforceable, that court’s or arbitrator’s determination shall not affect, impair, or invalidate the remainder of the Release, and the remainder of the Release will remain in full force and effect.
11. Headings. I understand that all headings used in this Release are intended for convenience and reference only and do not in any manner amplify, limit, modify or amend the Release. A court or arbitrator shall not use any headings in the construction or interpretation of any section of the Release.
EXECUTED in multiple originals this  _____  day of                     ,                     .

Signature of Employee

WITNESS
NON-REVOCATION STATEMENT
I,                                         , acknowledge that at least seven (7) days have expired since the execution of the Release Agreement by me on the  _____  day of                     ,                     , and I knowingly and voluntarily elect not to revoke this waiver and release of my rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.
EXECUTED in multiple originals this  _____  day of                     ,                     .

Signature of Employee

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